EX-99.B-77Q1(e)

SUB-ITEM 77Q1(e): New or amended Registrant investment advisory contracts.

IVY FUNDS

Appendix A and Appendix B to the Investment Management Agreement between Ivy Funds and Ivy Investment Management Company, were filed with the Securities and Exchange Commission by EDGAR on November 12, 2013 in Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A, and is incorporated by reference herein.